Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of LeCroy Corporation for the registration of 100,000 shares of its common stock and to the incorporation by reference therein of our report dated August 2, 1999, except for the last sentence of the second paragraph of Note 6, as to which the date is September 7, 1999, with respect to the consolidated financial statements and schedule of LeCroy Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 1999 filed with the Securities and Exchange Commission.

MetroPark, New Jersey
August 11, 2000


                                             /s/ ERNST & YOUNG LLP